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                                                                EXHIBIT 8.1.2

                  [LANE AUSLEY FERGUSON & MCNULLEN LETTERHEAD]




                                  May 10, 1996



World Dealer Funding Inc.
120 NW 12th Avenue
Deerfield Beach, Florida  33442

Dear Sirs:

         We have acted as special Florida counsel to World Omni Dealer Funding, Inc. ("WODFI" or "Transferor") a Florida corporation and World Omni Financial Corp. ("WOFCO" or "Servicer"), a Florida corporation, in conjunction with the World Omni Wholesale Master Trust Series 1996-2 Floating Rate Dealer Loan Backed Certificates, Class A and Class B ("the Certificates"), under a Master Pooling and Servicing Agreement ("the Trust") by and between the Transferor, the Servicer and Fleet National Bank ("Trustee"), as successor to NationsBank of Virginia, N.A.

         We have reviewed the Registration Statement, as amended through the date of this opinion, and have made such examination of such documents and law and facts, as we have deemed necessary to render the opinion set forth in this letter. In our examination, we have assumed the genuineness of all documents and drafts of documents submitted to us and the authenticity of the documents from which any such copies were made, none of which assumptions have we independently confirmed. We have also relied, without further independent investigation, as to certain matters of fact, and information obtained from officers and employees of the Transferor and Servicer and from other sources believed by us to be responsible.

         Based on the foregoing, and subject to the qualifications set forth in the Registration Statement under the heading "Certain Tax Matters--State and Local Taxation", we are of the opinion that the information contained therein constitutes an accurate general description, under generally applicable law, of the anticipated state intangible and corporate income tax consequences of ownership of the Certificates as indicated.
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World Dealer Funding, Inc.
May 10, 1996
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         We consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus.

                                        Sincerely,



                                        Macfarlane Ausley Ferguson & McMullen

RAP/ss